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EXHIBIT 12.  STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING
                       OPERATIONS TO FIXED CHARGES

                     Eli Lilly and Company and Subsidiaries
                             (Dollars in millions)


                                                                   Years Ended December 31,
                                     -----------------------------------------------------------------------------
                                        2000             1999             1998             1997             1996
                                     -----------------------------------------------------------------------------
Consolidated Pretax
  Income from Continuing
  Operations before
  Extraordinary Item.............     $3,858.7         $3,245.4         $2,665.0         $2,901.1         $2,131.3

Interest from Continuing
  Operations and Other
  Fixed Charges..................        225.4            213.1            198.3            253.1            323.8

Less Interest Capitalized
  during the Period from
  Continuing Operations..........        (43.1)           (29.3)           (17.0)           (20.4)           (35.8)
                                     ------------------------------------------------------------------------------


Earnings.........................     $4,041.0         $3,429.2         $2,846.3         $3,133.8         $2,419.3
                                     ==============================================================================


Fixed Charges/1/.................     $  225.4         $  213.2         $  200.5         $  256.8         $  328.5
                                     ==============================================================================

Ratio of Earnings to
  Fixed Charges..................         17.9             16.1             14.2             12.2              7.4
                                     =============================================================================


/1/ Fixed charges include interest from continuing operations for all years presented and preferred stock dividends for 1996 through 1999.